Exhibit 4.17

FIRST SUPPLEMENTAL INDENTURE
(to that certain Amended and Restated Indenture of Trust,
dated as of April 1, 2001)

Dated as of January 19, 2011

between

CHUGACH ELECTRIC ASSOCIATION, INC.,
5601 Electron Drive, Anchorage, Alaska 99519,

TRUSTOR

AND

U.S. BANK NATIONAL ASSOCIATION,
1420 Fifth Avenue, 7th Floor, Seattle, Washington 98101,
Attn: Corporate Trust Services

TRUSTEE

SENIOR OBLIGATIONS

FIRST SUPPLEMENTAL INDENTURE OF TRUST

THIS FIRST SUPPLEMENTAL INDENTURE OF TRUST, dated as of January 19, 2011, is amendatory and supplemental to that certain Amended and Restated Indenture of Trust, dated April 1, 2001 (the “2001 Indenture”), by and between CHUGACH ELECTRIC ASSOCIATION, INC., an Alaska electric cooperative (the “Company”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association and successor by merger to U.S. Bank Trust National Association, as trustee under the 2001 Indenture (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company is entering into the Amended and Restated Master Loan Agreement, dated as of January 19, 2011 (MLA No. 00976A), with CoBank (as amended, modified, supplemented, extended or restated from time to time, the “Master Loan Agreement”), as supplemented by the Second Amended and Restated Supplement, dated as of January 19, 2011, between the Company and CoBank, ACB (“CoBank”) (as amended, modified, supplemented, amended or restated from time to time, the “Second Supplement”; the Master Loan Agreement, as supplemented by the Second Supplement, the “Loan Agreement”), pursuant to which CoBank provided a multiple-advance term loan to the Company, the outstanding principal amount of which is $37,301,818.50 as of the date hereof;

WHEREAS, the Company’s obligations under the Loan Agreement are evidenced by that certain Promissory Note (ML0976-T1B), dated the date of its authentication, made by the Company to CoBank (the “2011 CoBank Note”);

WHEREAS, the Company desires to execute and deliver this First Supplemental Indenture, in accordance with the provisions of the 2001 Indenture, for the purpose of providing for (i) the establishment and designation of the 2011 CoBank Note and the authentication of the 2011 CoBank Note as an Additional Obligation, and (ii) the amendment and restatement of the 2001 Indenture as described herein;

WHEREAS, the Outstanding Debt Obligations under the 2001 Indenture currently consist of (i) $150,000,000 aggregate principal amount of New Bonds, 2001 Series A; and (ii) $120,000,000 aggregate principal amount of New Bonds, 2002 Series A (the “Existing Obligations”);

WHEREAS, Section 10.1 of the 2001 Indenture provides that, without the consent of the Holders of any of the Obligations, the Company, when authorized by a Board Resolution, and the Trustee may enter into Supplemental Indentures for the purposes and subject to the conditions set forth in such Section 10.1, including to create additional series of Obligations under the 2001 Indenture and to make any change in the Indenture that, in the reasonable judgment of the Trustee, will not materially and adversely affect the rights of Holders;

WHEREAS, the Company has complied or will comply with all provisions required to issue Additional Obligations provided for in the 2001 Indenture and, as provided in Section 4 herein, to amend and restate the 2001 Indenture, as amended by this First Supplemental Indenture of Trust (the 2001 Indenture, as hereby amended by this First Supplemental Indenture of Trust, and as amended and restated by the Second Amended and Restated Indenture (as hereinafter defined) and in effect from time to time, the “Indenture”);

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WHEREAS, all acts and proceedings required by law and by the Articles of Incorporation and Bylaws of the Company in connection herewith have been done and taken, and the execution and delivery of this First Supplemental Indenture have been in all respects duly authorized by the Company;

AND IT IS HEREBY COVENANTED AND DECLARED that all the Obligations (including the 2011 CoBank Note) are to be authenticated and delivered, subject to the further covenants, conditions and trusts hereinafter set forth, and the Company does hereby covenant and agree to and with the Trustee, for the equal and proportionate benefit of all Holders of the Outstanding Debt Obligations as follows:

Section 1.           Defined Terms.   All capitalized terms used and not otherwise defined in this First Supplemental Indenture shall have the meanings assigned to those terms in the Indenture, except where the context clearly indicates otherwise.

Section 2.           Authentication of Additional Obligations.  There shall be created and established an Additional Obligation in the form of a promissory note to be known as and entitled the “2011 CoBank Note,” the form, terms and conditions of which shall be substantially as set forth in or prescribed pursuant to this Section and Section 3 hereof.  The aggregate stated principal amount of the 2011 CoBank Note is limited to $37,301,818.50.  The 2011 CoBank Note, when duly executed and issued by the Company and authenticated and delivered by the Trustee, will be entitled to the benefits of the Indenture equally and proportionately with all other Outstanding Debt Obligations.

The 2011 CoBank Note shall be dated the date of its authentication and shall be made payable to CoBank, as Holder.  The 2011 CoBank Note shall mature on June 15, 2022 or such later maturity date as provided in the Loan Agreement.  The 2011 CoBank Note shall bear interest as provided in the Loan Agreement, and interest shall be calculated as specified in the Loan Agreement and shall be payable at the times provided therein.  In the event any day on which any payment required to be made under the Loan Agreement or under the 2011 CoBank Note is not a “Business Day” (as defined in the Loan Agreement), then such payment shall be due and payable on the next Business Day (as defined in the Loan Agreement) subject to accrual of interest and fees for the period of such extension.

All payments, including prepayments, made on the 2011 CoBank Note shall be made as provided in, and pursuant to the terms and conditions of, such 2011 CoBank Note and the Loan Agreement (and shall not be governed by the provisions of Section 1.14 of the Indenture or Article 12 of the 2001 Indenture or Article 15 of the Second Amended and Restated Indenture, as applicable), and shall be made in lawful money of the of the United States of America which will be immediately available on the date payment is due.

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Section 3.           Form of the 2011 CoBank Note.  The 2011 CoBank Note and the Trustee's certificate of authentication for the 2011 CoBank Note shall be in the form set forth in or prescribed in an Officers' Certificate to be delivered to the Trustee by the Company, which shall establish the terms and conditions of the 2011 CoBank Note pursuant to Sections 2.1 and 3.3 of the Indenture, with such appropriate insertions, omissions, substitutions and other variances as a required or permitted in the Indenture.

Section 4.           Second Amended and Restated Indenture of Trust.  Pursuant to Section 10.1 of the Indenture, all covenants, terms, conditions and other provisions of the Indenture shall be amended and superseded in their entirety by the covenants, terms, conditions and other provisions of the Second Amended and Restated Indenture of Trust, dated as of January 20, 2011 (“Second Amended and Restated Indenture”), a copy of which is attached as Exhibit A to this First Supplemental Indenture, upon execution and delivery thereof by the Company and the Trustee.

Section 5.           Counterparts.  This First Supplemental Indenture may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 6.           Execution Date.  Although this First Supplemental Indenture is dated for convenience and for the purpose of reference as of the date set forth in the first paragraph hereof, the actual date or dates of execution by the Company and by the Trustee are as indicated by their respective acknowledgments hereto annexed.

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IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the day and year first above written.

CHUGACH ELECTRIC ASSOCIATION, INC.,
an Alaska electric cooperative

By:	/s/ Michael R. Cunningham
	Name:	Michael R. Cunningham
	Title:	Sr. Vice President and
Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION,
a national banking association,
as Trustee

By:	/s/ Thomas Zrust
	Name:	Thomas Zrust
	Title:	Vice President

First Supplemental Indenture to 2011 Indenture – Signature Page

EXHIBIT A

SECOND AMENDED AND RESTATED INDENTURE OF TRUST

See Second Amended and Restated Indenture of Trust dated as of January 20, 2011, between Chugach Electric Association, Inc. and U.S. Bank National Association filed as Exhibit 4.18 to this 2010 Form 10-K Annual Report